Exhibit 99.4

CONSUMERS BANCORP, INC.

SUBSCRIPTION RIGHTS TO PURCHASE SHARES OF COMMON STOCK

 OFFERED PURSUANT TO SUBSCRIPTION RIGHTS

DISTRIBUTED TO SHAREHOLDERS

 OF CONSUMERS BANCORP, INC.

April [●], 2013

Dear Clients:

Enclosed for your consideration is a prospectus, dated         , 2013 (the “Prospectus”) and the “Beneficial Owner Election Form” relating to the offering (the “Rights Offering”) by Consumers Bancorp, Inc. (the “Company”) of shares of common stock, without par value (the “Common Stock”) pursuant to non-transferable subscription rights (the “Subscription Rights”) distributed to all holders of record of shares of Common Stock at 5:00 p.m., Eastern Time, on March 26, 2013 (the “Record Date”). The Subscription Rights and Common Stock are described in the Prospectus.

In the Rights Offering, the Company is offering an aggregate of [●] shares of Common Stock, as described in the Prospectus.

The Rights will expire, if not exercised prior to 5:00 p.m., Eastern Time, on         , 2013, unless extended (as it may be extended, the “Expiration Time”).

As described in the accompanying Prospectus, each owner of shares of Common Stock is entitled to one Right for each share of Common Stock owned by such owner at 5:00 p.m., Eastern Time, on the Record Date. Each Right will allow the holder thereof to subscribe for [●] shares of Common Stock (the “Basic Subscription Privilege”) at the cash price of $[●] per full share (the “Subscription Price”). For example, if a shareholder owned 100 shares of Common Stock as of 5:00 p.m., Eastern Time, on the Record Date, the shareholder would receive 100 Rights and would have the right to purchase [●] shares of Common Stock for the Subscription Price.

If a holder purchases all of the shares of Common Stock available to it pursuant to its Basic Subscription Privilege, it may also exercise an over-subscription privilege (the “Over-Subscription Privilege”) to purchase a portion of any shares of the Common Stock that are not purchased by shareholders through the exercise of their Basic Subscription Privileges (the “Unsubscribed Shares”). If, however, over-subscription requests exceed the number of shares of Common Stock available, the Company will allocate the available shares of Common Stock among the shareholders exercising the Over-Subscription Privilege by multiplying the number of shares requested by each such holder through the exercise of their Over-Subscription Privileges by a fraction that equals (i) the number of shares available to be issued through Over-Subscription Privileges divided by (ii) the total number of shares requested by all subscribers through the exercise of their over-Subscription Privileges. No fractional shares will be issued.

Both the Basic Subscription Privilege and the Over-Subscription Privilege are subject to the limitation, which may be exercised in the Company’s sole discretion, that no participant in the Rights Offering may beneficially own more than 9.9% of the shares of the Company’s Common Stock outstanding after completion of the Rights Offering. Such ownership limitation is not applicable to existing shareholders who already beneficially own more than 9.9% of the shares of the Company’s Common Stock outstanding prior to this offering.

You will be required to submit payment in full for all the shares you wish to buy with your Basic Subscription Privilege and your Over-Subscription Privilege. Because we will not know the total number of Unsubscribed Shares prior to the expiration of the Rights Offering, if you wish to maximize the number of shares you purchase pursuant to your Over-Subscription Privilege, you will need to deliver payment in an amount equal to the aggregate Subscription Price for the maximum number of shares of Common Stock available to you, assuming that no shareholders other than you purchase any shares of Common Stock pursuant to their Basic Subscription Privileges. Fractional shares of Common Stock resulting from the exercise of the Over-Subscription Privilege will be eliminated by rounding down to the nearest whole share, with the total subscription payment being adjusted accordingly. Any excess subscription payments received by the subscription agent will be returned, without interest or penalty, as soon as practicable.

The Company provides no assurances that each shareholder will actually be entitled to purchase the number of shares of Common Stock issuable upon the exercise of its Over-Subscription Privilege in full at the expiration of the Rights Offering. The Company will not be able to satisfy a shareholder’s exercise of the Over-Subscription Privilege if all of the shareholders exercise their Basic Subscription Privileges to the extent of [●] shares, and the Company will only honor an Over-Subscription Privilege to the extent sufficient shares of Common Stock are available following the exercise of Basic Subscription Privileges.

•	To the extent the aggregate Subscription Price of the number of Unsubscribed Shares available to a shareholder pursuant to its Over-Subscription Privilege is less than the amount the shareholder paid in connection with the exercise of the Over-Subscription Privilege, the shareholder will be allocated only the number of Unsubscribed Shares actually available to it, and any excess subscription payments will be returned to such shareholder promptly, without interest or penalty.

•	To the extent the amount the shareholder paid in connection with the exercise of the Over–Subscription Privilege is less than the aggregate Subscription Price of the number of Unsubscribed Shares available to the shareholder pursuant to the Over–Subscription Privilege, the shareholder will be allocated the number of Unsubscribed Shares for which it paid in connection with the Over–Subscription Privilege.

THE MATERIALS ENCLOSED ARE BEING FORWARDED TO YOU AS THE BENEFICIAL OWNER OF COMMON STOCK CARRIED BY US IN YOUR ACCOUNT BUT NOT REGISTERED IN YOUR NAME. EXERCISES OF SUBSCRIPTION RIGHTS MAY BE MADE ONLY BY US AS THE RECORD OWNER AND PURSUANT TO YOUR INSTRUCTIONS.

Accordingly, we request instructions as to whether you wish us to elect to subscribe for any shares of Common Stock to which you are entitled pursuant to the terms and subject to the conditions set forth in the enclosed Prospectus. However, we urge you to read the document carefully before instructing us to exercise your Subscription Rights.

If you wish to have us, on your behalf, exercise your Subscription Rights for any shares of Common Stock to which you are entitled, please so instruct us by completing, executing and returning to us the Beneficial Owner Election Form.

Your Beneficial Owner Election Form and payment should be forwarded to us as promptly as possible in order to permit us to exercise Rights on your behalf in accordance with the provisions of the Rights Offering. The Rights Offering will expire at the Expiration Time. Because we must submit your subscription and payment in advance of the Expiration Time, we must receive your Beneficial Owner Election Form and payment no later than         . Once you have exercised the Basic Subscription Privilege or the Over-Subscription Privilege, such exercise may not be revoked.

The enclosed prospectus and other relevant documents describe the rights offering in greater detail, including key deadlines and subscription procedures. You should carefully read the entire prospectus before making an investment decision. The prospectus describes certain limitations, risks, deadlines and procedures that must be followed in order to participate. Although you are not required to participate in the offering, once you have submitted your payment and rights certificate, you may not revoke your election to participate. Any questions related to the Beneficial Owner Election Form or how to make payment should be directed to Registrar and Transfer Company at 800-368-5948. Any other questions or requests for assistance concerning the Rights Offering should be directed to the Company at 800-948-1262, Monday through Friday (except bank holidays), between 9:00 A.M. and 4:00 P.M., Eastern Time. In addition, you may read and copy any materials that Consumers Bancorp, Inc. files with the U.S. Securities and Exchange Commission on the U.S. Securities and Exchange Commission’s website at http://www.sec.gov.

After allowing sufficient time for your review of the enclosed information, Company management, along with Boenning & Scattergood, Inc., the financial and marketing advisor for the Rights Offering, intend to hold informational meetings in Alliance, Canton, Carrollton, Hartville, Minerva, and Salem, to discuss this offering and the Company’s historical performance. We expect these meetings to take place between April 22 and May 10. The Company will list the dates and times for the meetings on its website (http://www.consumersbank.com) and at main and branch offices of Consumers National Bank. Meeting information can be obtained by calling Patricia Wood at 330-868-9053.

Very truly yours,
[Record Holder]